MYTURN.COM



                                Contact: Amanda Cheslock/Elliot Sloane Sloane & Company
                                                  212 446-1884/212 446-1860



                        MyTurn Unable To Secure Funding


Alameda, CA, January 31, 2001 - MyTurn.com (Nasdaq: MYTN), a provider of easy-to-use, affordable computing products and services, today announced that it has been unable to secure financing. As a result, the Company has terminated employment of all but four employees. The Company is actively evaluating strategic options.

MyTurn.com is a provider of easy-to-use, affordable computing products and services targeted at providing a complete solution to the millions of American households without computers and access to the Internet. Based on the consumer-friendly GEOS(R) operating system, MyTurn's GlobalPC is the first fully integrated computer for the home, featuring an easy-to-use interface for the first time computer user. The GlobalPC comes with a complete operating system, Internet browser, e-mail package and a complete set of personal productivity tools, including word processing, spreadsheet, database and home banking applications, an address book, a calendar, and games. With the touch of a single button, consumers are able to send and receive e-mail, file attachments and surf the Web using GlobalPC's online service, built in high-speed modem and enhanced Internet software. MyTurn.com is headquartered in Alameda, California, and maintains executive offices in New York, New York. For more information, visit www.myturninc.com

Certain information contained in this announcement are "forward-looking statements." MyTurn cautions readers that certain important factors may affect actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this announcement or which are otherwise made by or on behalf of MyTurn. For this purpose, any statements contained in this announcement that are not statements of historical fact may be deemed to be forward-looking statements. Factors that may affect results include, but are not limited to, the ability of MyTurn to raise additional capital which is required immediately to sustain business and to implement MyTurn's business plan, the Internet and Internet related technology and products, new technology developments, developments and regulation in the telecommunications industry, the risk of loss of management and ability to engage personnel, the competitive environment within the Internet and telecommunications industries, the ability of MyTurn to develop its infrastructure, the ability of MyTurn to comply with its obligations under the manufacturing agreement for the Global PC and related bank financing agreements, the success of MyTurn's marketing strategy, the ability of MyTurn to enter into arrangements to sell products through the retail mass market channels, the competence required and experience of management and economic conditions.

GEOS(R) is a registered trademark of Geoworks, Inc.

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